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                                                                 Exhibit 99.6(b)

                              CONSULTING AGREEMENT


         THIS AGREEMENT, is made and entered into as of the 28th day of January, 1999, by and between GTI ACQUISITION CORPORATION, a Minnesota corporation (hereinafter referred to as the "Company"), and STEPHAN G. Herold (hereinafter referred to as "Consultant").


                                    RECITALS:

A. The Company wishes to retain the Consultant as an independent contractor consultant.

B. The Consultant represents and warrants that he has no prior legally binding obligations that are in conflict with his entering into this Consulting Agreement.

C. The Consultant is willing to be so retained on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

         1. RETAINER. The Company hereby retains Consultant as an independent contractor consultant, and Consultant hereby accepts such retainer on the terms and conditions hereinafter set forth.

         2. TERM. The term of this Consulting Agreement shall be for the period commencing on January 28, 1999, and continuing until January 28, 2002, at which time it shall terminate, unless terminated earlier as provided elsewhere in this Consulting Agreement. This Consulting Agreement may be continued for a period beyond the term by the mutual written agreement of the parties.

         3. DUTIES OF CONSULTANT. The Company retains Consultant as a general advisor and consultant to management on all matters pertaining to the business of the Company and to assist with the contacting of customers of the Company and with marketing of the Company's products and services. Consultant shall further render such additional services as are pertinent and related to the foregoing duties.

         In his capacity as a general advisor and consultant to management of the Company, Consultant shall not be required to devote his full time and efforts to the business of the Company; provided, however, in addition to other duties, Consultant shall be available for such periods of time as are reasonably required to adequately perform the required tasks. Consultant shall also be available, at the mutual convenience of the parties, to study specific matters or problems submitted to Consultant by management of the Company.

         Consultant shall render the services required in this Consulting Agreement as an independent contractor. Deadlines in respect of the service and functions of Consultant shall be mutually agreed upon. Consultant shall have no authority or power of decision over any of the Company's activities or employees.

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         Consultant shall be required to provide transportation with respect to the duties and functions of Consultant under this Consulting Agreement and the Company shall have no responsibility to furnish supplies and/or office availability to Consultant.

         Consultant shall be responsible for all employment related taxes and withholdings from amounts paid pursuant to this Consulting Agreement and the Company shall not be liable or responsible for any such taxes and withholdings.

         Consultant shall use his best efforts to advance the business and welfare of the Company, and shall not intentionally take any action against the best interests of the Company.

         4. CONSIDERATION. As full and complete consideration for any and all services (except out-of-pocket expenses approved by the Company) which Consultant may render to the Company, the Company shall pay Consultant an aggregate of One Million Fifteen Thousand and 00/Dollars ($1,015,000), such amount payable solely by the issuance of a total of One Hundred Forty Five Thousand (145,000) shares of the Company's parent company (Virtual Technology Corporation) Common Stock upon execution of this Agreement. The public resale of such shares will be registered on Form S-8 or other available form as soon as reasonably practical with the Securities and Exchange Commission.

         5. RESTRICTIVE COVENANT. During the term of this Consulting Agreement for any reason whatsoever, Consultant will not, on his own account or as an employee, consultant, partner, officer, director, or stock holder of any other person, firm, partnership, or corporation, conduct, engage in, be connected with, have any interest in, or aid or assist anyone else engaging in the business conducted by the Company, except that Consultant shall be permitted to own, for himself, shares of the common stock of any company engaged in a business similar to that business conducted by the Company, whose shares are regularly traded on the New York Stock Exchange or NASDAQ exchange or any other similar exchange provided that the ownership of Consultant in such company is not in excess of three percent (3%) of the total issued and outstanding shares of any such company. Consultant agrees that the limitation in this Section 5 is the minimum period of time necessary to protect the Company, its successors and assigns, in the use or employment of the goodwill of the businesses conducted by the Company. Consultant agrees and acknowledges that in his capacity as Consultant, he will be contacting customers of the Company and as such, the Company is entitled to the protection afforded by this restriction to preserve the benefits which are to be acquired pursuant to the Agreement. In the event this Consulting Agreement is terminated prior to the close of the anticipated term, this restrictive covenant shall be continued for what would have been the remaining term of this Consulting Agreement. Consultant agrees that damages cannot compensate the Company in the event of a violation of this noncompetitive covenant, and that injunction relief would be essential for the protection of the Company, its successors and assigns. Consultant, therefore, agrees and consents that in case of any such breach or violation, the Company may have such injunctive relief, without bond, but upon due notice, in addition to such further or other relief as may appertain at equity or law. No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action under this Section 5. It is the desire and intent of the parties that the provisions of this Section 5 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this
Section 5 is determined and adjudicated to be invalid or unenforceable, this
Section 5 shall be


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deemed amended to delete therefrom that portion thus determined and adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 5 and the particular jurisdiction in which such adjudication is made; provided, further, to the extent any provision of this
Section 5 is deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereof, the parties agree that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which enforcement is sought.

         6. DISCLOSURE OF INFORMATION. Consultant recognizes and acknowledges as a result of his employment by the Company, he will have access to discover information which is of a proprietary nature to the Company, including methods, inventions, improvements, trade secrets, or discoveries, whether patentable or not, and similar information relating to the Company's products. In addition, information will or has been disclosed to Consultant, or has been discovered by Consultant, concerning marketing plans, processes, products, apparatus, techniques, know-how, trade secrets, strategies, customer lists, and technical requirements of customers of the Company. Consultant agrees that he will not, without the prior written approval of the Company, disclose any such proprietary information of the Company to anyone not in the employ of the Company, or use any such information other than for the purposes of this Consulting Agreement. Consultant agrees that he will not allow any other person engaged by him to have access to any of the proprietary information unless he first obtains such person's agreement not to disclose or use such information, and such agreement is binding upon the Company, Consultant, and such third person. These obligations shall not apply, however, to information which is or becomes generally available to the public through no fault of Consultant.

         7. TERMINATION. This Agreement shall terminate:

            a.   On January 28, 2002.

            b. At the Company's option, upon the breach by Consultant of any of the terms and conditions contained herein.

            c. At Consultant's option, upon failure of the Company to make timely payments under paragraph 4 hereof.

            d.   Upon mutual written agreement of the parties hereto.

            e. At Consultant's option in the event that Company is in default under the terms and conditions of the Asset Purchase Agreement entered into by and between the Company and Consultant of even date herewith.

            f.   At Consultant's option including the Restrictive Covenant in
                 Section 5, in the event the Company is in default under the terms and conditions of the promissory notes given by the Company to Herold Marketing Associates, Incorporated d/b/a Graphics Technology, Inc., in the principal amounts of $4,000,000 and $3,300,000, dated of even date herewith.





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         8. NOTICES. Any notice required or permitted to be given under this
Consulting Agreement shall be sufficient if in writing and personally delivered, or if sent by certified mail, postage prepaid, to his residence in the case of Consultant, its principal office in the case of the Company and shall be effective upon deposit into the United States Postal Service, or in the case of personal delivery when actually delivered.

         9. WAIVER. The waiver by the Company of a breach of any provision of this Consulting Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant.

         10. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, representatives, successors, and assigns, but shall not be assignable by Consultant without the prior written consent of the Company.

         11. SEVERABILITY. If any provision of this Consulting Agreement is held to be contrary to law, that provision shall be deemed severable from the balance of this Consulting Agreement, and the balance of this Consulting Agreement shall remain in force between the parties to the fullest extent permitted by law.

         12. ENTIRE AGREEMENT. This Agreement shall be deemed to express, embody, and supersede all previous understandings, agreements and commitments, whether written or oral, between the parties hereto with respect to the subject matter hereof and to fully and finally set forth the entire agreement between the parties hereto. No modifications shall be binding unless stated in writing and signed by both parties hereto with the approval of the President of the Company.

         13. GOVERNING LAW/VENUE. This Agreement shall be governed by the laws of the State of Minnesota. Any action involving or affecting this Consulting Agreement or the services to be performed shall be determined by arbitration in the County of Hennepin, State of Minnesota, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

         14. PRIOR AGREEMENTS. This Agreement supersedes and renders null and void all prior written or oral agreements by and between the Company or its affiliates and Consultant, except as provided herein or in any amendments or addendums hereto.

         15. SURVIVAL OF COVENANTS. Upon termination of this Agreement for any reason, the covenants contained in Section 5 and Section 6 shall survive such termination.

         16. COUNTERPARTS. This Agreement may be signed in one or more counterparts but all of which taken together shall constitute one instrument.













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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day, month and year first above written.

                                    COMPANY:

                                    GTI ACQUISITION CORPORATION



                                    By:/s/ Greg Appelhof
                                       -----------------------------------------
                                    Its:President




                                    CONSULTANT:



                                    /s/ Stephan G. Herold
                                    --------------------------------------------
                                    Stephan G. Herold





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